EXHIBIT 99.3

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              April 17, 2008
ROWAN PROVIDES OPERATIONAL UPDATE

HOUSTON, TEXAS – Rowan Companies, Inc. (RDC-NYSE) has updated its offshore and land rig fleet contract status reports as of April 17, 2008.  These reports are accessible from the Company’s website at www.rowancompanies.com and have been filed with the Securities and Exchange Commission via Form 8-K.

Danny McNease, Rowan Chairman and Chief Executive Officer, commented, “For the past several years, Rowan has been diversifying its drilling operations through a continued international expansion.  Although our revenues are often reduced during the periods of preparation for those assignments, we believe our stockholders benefit in the long-term from the additional revenue backlog and the increased operational diversification.

“Just this week, we completed the major relocation of two key assets: the Tarzan Class jack-up Bob Keller is in Dubai preparing for its three-year assignment offshore Saudi Arabia and the Super Gorilla class jack-up Gorilla VII is offshore Angola preparing for its two-year assignment for Cabinda Gulf.  As previously reported, these two commitments will generate approximately $465 million of drilling revenues over the primary contract terms, and we believe there will be much more work in these areas in the years ahead for high specification equipment like ours.

“In the Gulf of Mexico, the Bob Palmer spent approximately seven weeks during the first quarter of 2008 preparing for its ultra deep shelf assignment on British Petroleum’s Eldorado Prospect, and we see increasing interest in ultra deep shelf drilling.  We are very pleased with the long-term returns offered by each of these contracts; however, during the first quarter of 2008, as these three rigs were under tow or in the shipyard, we earned a reduced amount of revenue.  In all, our offshore fleet was approximately 91% utilized during the first quarter of 2008, down from the prior quarter due to rig relocations and modifications.

“In addition to lower drilling revenues, we will report sequentially lower first quarter 2008 manufacturing operating results, some of which is attributable to shipment delays.  We now expect that our external manufacturing results for the first quarter of 2008 will resemble the average of the first three quarters of 2007.  Our quote book remains full, however, and our backlog of external orders is increasing.  We still believe that we will meet our 2008 manufacturing operating goals, with external revenues exceeding $900 million and gross margins of over $200 million.

“As a result of what we believe are short-term timing issues, we expect that our first quarter 2008 operating results, which will be released on May 1, 2008, will fall short of current consensus estimates.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services.  The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries.  The Company’s stock is traded on the New York Stock Exchange.  Common Stock trading symbol: RDC.  Contact: William C. Provine, Vice-President – Investor Relations, 713-960-7575.  Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company.  Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations.  Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.